Exhibit 10.1

CYAN, INC.

INCENTIVE COMPENSATION PLAN

1. Purposes of this Plan. This Incentive Compensation Plan (the “Plan”) is intended to increase stockholder value and the success of the Company by motivating Participants to perform to the best of their abilities and to help the Company achieve its business objectives. Although Employees who receive sales-based incentive compensation may also participate in this Plan, this Plan is does not apply to sales- or commission-based incentive compensation.

2. Definitions.

(a) “Administrator” means (a) the Board Committee insofar as it relates to administering this Plan with respect to Executive Officers and (b) the Officer Committee insofar as it relates to administering this Plan with respect all Participants other than Executive Officers.

(b) “Affiliate” means any direct or indirect subsidiary corporation or other entity (including, but not limited to, partnerships and joint ventures) of the Company.

(c) “Actual Bonus” means as to any Performance Period, the actual incentive compensation (if any) payable to a Participant under this Plan for the Performance Period, and subject to the Administrator’s authority under Section 3(d) to modify the award.

(d) “Board” means the Board of Directors of Cyan, Inc.

(e) “Board Committee” means the committee appointed by the Board to administer this Plan with respect to Executive Officers. The Board Committee will consist of not less than two (2) members of the Board. The members of the Board Committee will be appointed from time to time by, and serve at the pleasure of, the Board. Unless and until the Board otherwise determines, the Board’s Compensation Committee will be the Board Committee.

(f) “Bonus Pool” means the pool of funds available for distribution to Participants. Subject to the terms of this Plan, the Administrator may establish one or more the Bonus Pools for each Performance Period, or may not establish any Bonus Pools.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h) “Company” means Cyan, Inc., or any successor thereto or subsidiary thereof.

(i) “Executive Officer” means: (a) prior to such time as the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each individual the Board Committee designates as an Executive Officer for purposes of this Plan and (b) at such time as the Company becomes subject to the reporting requirements of the Exchange Act, each individual required to file reports pursuant to Section 16 of the Exchange Act and each other individual with respect to whom the Board Committee elects to exercise administrative authority under this Plan.

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(j) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(k) “Employee” means any individual employed by the Company or an Affiliate, including executives, officers, or other key employees, whether such individual is so employed at the time this Plan is adopted or becomes so employed subsequent to the adoption of this Plan.

(l) “Officer Committee” means the Company’s Chief Executive Officer and President and/or such other officers of the Company to whom the Chief Executive Officer may delegate administrative authority.

(m) “Participant” means as to any Performance Period, an Employee who has been selected by the Administrator for participation in this Plan for that Performance Period.

(n) “Performance Goals” means the goal(s) (or combined goals) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to a Target Bonus. As determined by the Administrator, the performance measures for any performance period may include, without limitation, any one or more of the following objective performance criteria, measured either on an absolute basis or relative to a pre-established target, to a previous period’s results to a designated comparison group, and/or to another Performance Goal: (i) revenues, including total Company revenues, or revenues by product or product family, by business or operating unit, by services offering or other subsets of total Company revenues; (ii) bookings, including total Company bookings, or bookings by product or product family, by business or operating unit, by services offering or other subsets of total Company bookings; (iii) revenue or bookings growth rates; (iv) contract awards; (v) backlog; (vi) gross margin, overall or by product or product family; (vii) improvements in gross margin; (viii) operating expense targets or operating or other expense reduction; (ix) profit contribution of a particular product or product family, of a business or operating unit, of a services offering or of other subsets of total Company revenue generating activities; (x) operating income; (xi) operating margin; (xii) earnings or earnings per share; (xiii) earnings before interest and taxes (EBIT); (xiv) earnings before interest, taxes, depreciation and amortization (EBITDA); (xv) EBITDA adjusted to include or exclude such items as may be determined; (xvi) cash flow; (xvii) operating cash flow; (xviii) free cash flow; (xix) cash position or period-to-period changes in cash position; (xx) working capital or period-to-period changes in working capital; (xxi) product release timelines; (xxii) time to market; (xxiii) new product development; (xxiv) patent filings or other indicia of innovation; (xxv) stock price; (xxvi) changes in total stockholder return, either absolute or in relative to an index or peer group; (xxvii) market share and changes therein; (xxviii) number of customers or number of new customers; (xxix) customer renewal rates; (xxx) customer retention rates from an acquired company, business unit or division; (xxxi) customer satisfaction measures; (xxxii) product quality measures; (xxxiii) internal rate of return; (xxxiv) return on assets; (xxxv) return on capital; (xxxvi) return on equity; (xxxvii) return on investment; (xxxviii) return on sales; (xxxix) accomplishment of business divestitures or acquisitions; or (xxxx) individual objectives such as peer reviews or other subjective or objective criteria. As determined by the Administrator, the performance goals may be based on GAAP or non-GAAP results and any actual results may be adjusted by the Administrator for one-time items or unbudgeted or unexpected items when determining whether the performance goals have been met. The goals may be on the basis of any factors the Administrator determines relevant, and may be on an individual, divisional, business unit or Company-wide basis. The performance goals may differ from Participant to Participant and from award to award.

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(o) “Performance Period” means the period of time for the measurement of the performance criteria that must be met to receive an Actual Bonus, as determined by the Administrator in its sole discretion. A Performance Period may be divided into one or more shorter periods if, for example, but not by way of limitation, the Administrator desires to measure some performance criteria over 12 months and other criteria over 3 months.

(p) “Plan” means this Incentive Compensation Plan, as set forth in this instrument and as hereafter amended from time to time.

(q) “Target Bonus” means the total incentive compensation payable under this Plan to a Participant assuming 100% performance achievement for the Performance Period, as determined by the Administrator in accordance with Section 3(b).

(r) “Termination of Service” means a cessation of the employment relationship between an Employee and the Company (or an Affiliate) for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

3. Selection of Participants and Determination of Awards.

(a) Selection of Participants. The Administrator, in its sole discretion, will select the Employees who will be Participants for any Performance Period; provided, however, that only the Board Committee may select Executive Officers as Participants. Participation in this Plan is granted at the sole discretion of the Administrator, on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Periods. No individual shall be automatically entitled to participate in the Plan.

(b) Determination of Performance Goals and Target Bonuses. The Administrator, in its sole discretion, will establish Performance Goals and a Target Bonus for each Participant, and will be set forth these forth in writing. The Target Bonus will generally be either a percentage of a Participant’s average annual base salary for the Performance Period or a stated amount. Failure to meet the Performance Goals will result in a failure to earn the Target Bonus, except as provided in Section 3(d).

(c) Bonus Pool. Each Performance Period, the Administrator, in its sole discretion, may establish a Bonus Pool, which may be established before, during or after the applicable Performance Period. If applicable, Actual Bonuses will be paid from the Bonus Pool; provided, however, that unless otherwise determined by the Administrator, there shall be no requirement that any Bonus Pool be entirely paid out.

(d) Discretion to Modify Awards and Bonus Pool. Notwithstanding any contrary provision of this Plan, the Administrator, in its sole discretion and at any time, may (i) during any Performance Period increase, but not decrease, a Participant’s Target Bonus (it being understood that different Target Bonus levels may be set in connection with different Performance Periods); (ii) during any Performance Period make equitable adjustments to any Performance Goal to preserve the Target Bonus levels where, for example, as a result of an acquisition or disposition application of the original Performance Goals would result in Actual Bonuses that are materially different from those contemplated at the time the Performance Goals were set; and/or (iii) subsequent to any Performance Period make equitable adjustments

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in connection with the calculation of Actual Bonuses to take into account any unintended consequences of a direct application of an Actual Bonus calculation as in the case where an acquisition or disposition had a material impact upon the achievement of Performance Goals; provided, however, that with respect to clauses (ii) and (iii), no such adjustment shall be made absent a change in actual circumstances at the Company that would cause application of the original Performance Goals and Actual Bonus calculations to result in a materially unintended and unjust result; and provided, further, however, that nothing in the foregoing shall limit the Administrator’s authority to increase an Actual Bonus amount above the level that would be determined by pure application of the Performance Goals and applicable calculations.

(e) Notification of Awards. Promptly following selection of Participants for Awards, the Administrator shall notify the Participants in writing that they are eligible for an Award hereunder. Each such notice shall set forth the principal terms of the Award, including the Target Bonus, which may be expressed as an absolute amount or as a percentage of the Participant’s base salary, the Performance Period and the performance criteria applicable to such Award and that the Award is being granted under and subject to this Plan.

4. Payment of Awards.

(a) Right to Receive Payment. Each Actual Bonus will be paid solely from the general assets of the Company. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. Unless otherwise determined by the Administrator, a Participant must be an employee in good standing and in active service with the Company (or an Affiliate) through the date the Administrator determines the Actual Bonus for the applicable Performance Period, which generally will occur promptly following the completion of the Performance Period, to receive a payment under this Plan. The creation of a Bonus Pool does not establish in Participants any individual right or claim over the Bonus Pool unless and until the amounts in the Bonus Pool are deemed earned.

(b) Timing of Payment. Payment of each Actual Bonus shall be made as soon as practicable after the determination by the Administrator of the Actual Bonus for a particular Performance Period, but in no event later than the later of March 15 of the calendar year following the calendar year in which the Actual Bonus has been earned and is no longer subject to a substantial risk of forfeiture.

This Plan and any payments hereunder are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Participants agree to work together in good faith to consider amendments to this Plan and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Participants under Section 409A. If any Section of this Plan or any specific incentive program adopted hereunder provides for a payment within a time period, the determination of when such payment shall be made shall be solely in the discretion of the Company. Each payment that is made pursuant to this Plan or Schedule A hereto shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). In no event will the Company reimburse any Participant for any taxes that may be imposed on Participant as a result of Section 409A.

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(c) Form of Payment. Each Actual Bonus will be paid to the Participant in a single lump sum and will be subject to tax withholding as noted in Section 6(a) below.

(d) Payment in the Event of Death or Disability. If a Participant dies or becomes Disabled prior to the payment of an Actual Bonus earned by him or her prior to death or Disability for a prior Performance Period, the Actual Bonus will be paid to his or her estate or to the Participant, as the case may be, subject to the Administrator’s discretion to reduce or eliminate any Actual Bonus otherwise payable.

(e) Proration of Actual Bonuses. For Participants who first become eligible to participate in this Plan or any program adopted hereunder after a performance period has commenced, the Actual Bonuses will be prorated based on the number of days worked during the Performance Period divided by the number of days comprising the Performance Period.

(f) Bonus Pool. The creation of a Bonus Pool does not establish in Participants any individual right or claim over the Bonus Pool unless and until the amounts in the Bonus Pool are deemed earned.

5. Plan Administration.

(a) Dual Administration. This Plan will be administered by the Board Committee insofar as it relates to Executive Officers and by the Officer Committee insofar as it relates to all Participants other than Executive Officers.

(b) Administrator Authority. It will be the duty of the Administrator to administer this Plan in accordance with this Plan’s provisions. The Administrator will have all powers and discretion necessary or appropriate to administer this Plan and to control its operation, including, but not limited to, the power to (i) determine which Employees will be granted awards, (ii) prescribe the terms and conditions of awards, (iii) interpret this Plan and the awards, (iv) adopt such procedures and subplans as are necessary or appropriate to permit participation in this Plan by Employees who are foreign nationals or employed outside of the United States, (v) adopt rules for the administration, interpretation and application of this Plan as are consistent therewith, and (vi) interpret, amend or revoke any such rules.

(c) Decisions Binding. All determinations and decisions made by the Administrator pursuant to the provisions of this Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.

(d) Delegation by Administrator. The Board Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under this Plan to one or more non-executive directors. The Officer Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under this Plan to one or more officers of the Company.

(e) Indemnification. Each person who is or will have been a member of the Board Committee or the Officer Committee will be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan or any award, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him

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or her, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6. General Provisions.

(a) Tax Withholding. The Company will withhold all applicable taxes from any Actual Bonus, including any federal, state and local taxes (including, but not limited to, the Participant’s FICA, FUTA and SDI obligations).

(b) No Effect on Employment or Service. Nothing in this Plan will interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment or service at any time, with or without cause or notice. For purposes of this Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) will not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only. The Company and its Affiliates expressly reserve the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any Participant’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.

(c) Participation. No Employee will have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

(d) Successors. All obligations of the Company under this Plan, with respect to awards granted hereunder, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

(e) Beneficiary Designations. If permitted by the Administrator, a Participant under this Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award will be paid in the event of the Participant’s death. Each such designation will revoke all prior designations by the Participant and will be effective only if given in a form and manner acceptable to the Administrator. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death will be paid to the Participant’s estate.

(f) Nontransferability of Awards. No award granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6(e). All rights with respect to an award granted to a Participant will be available during his or her lifetime only to the Participant.

7. Amendment, Termination, and Duration.

(a) Amendment, Suspension, or Termination. The Board Committee, in its sole discretion, may amend or terminate this Plan, or any part thereof, at any time and for any reason; provided, however, that the amendment, suspension or termination of this Plan will not, without the consent of a Participant, alter or impair any rights of such Participant (a) with respect to a Target Award during a Performance Period or (b) under any Actual Bonus theretofore earned by such Participant. No award may be granted during any period of suspension or after termination of this Plan.

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(b) Duration of Plan. This Plan will commence on the date specified herein and, subject to the preceding paragraph, will remain in effect thereafter until terminated by the Board Committee.

8. Legal Construction.

(a) Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also will include the feminine; the plural will include the singular and the singular will include the plural.

(b) Severability. In the event any provision of this Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of this Plan, and this Plan will be construed and enforced as if the illegal or invalid provision had not been included.

(c) No Oral Modification. This Plan cannot be modified except in writing in an agreement signed by the Company’s President or CEO.

(d) Requirements of Law. The granting of awards under this Plan will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) Governing Law. This Plan and all awards will be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

(f) Arbitration. Both the Participant and the Company agree to arbitrate all employment claims, including but not limited to, any and all claims for commissions or any other claim arising out of or related to this Plan in accordance with the arbitration provisions required by the Company as set forth in the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.

(g) Bonus Plan. This Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention.

(h) Captions. Captions are provided herein for convenience only, and will not serve as a basis for interpretation or construction of this Plan.

Adoption & Amendment History

Adopted by the Compensation Committee:	April 23, 2013

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